Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIOS

SPEEDWAY MOTORSPORTS, INC.

ACTUAL AND PRO FORMA RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31:
Actual Ratios of Earnings to Fixed Charges	2014	2013		2012	2011		2010
	(in thousands)
Income (loss) from continuing operations before income taxes	$41,226	$(48,563	)(3)	$63,685	$17,920		$71,085
Equity investee losses (earnings)	—	—		—	—		—
	41,226	(48,563)		63,685	17,920		71,085
Fixed charges, excluding capitalized amounts:
Interest expense, including amortization of financing costs	21,771	32,240		41,581	42,414		52,513

Earnings as defined	62,997	(16,323)		105,266	60,334		123,598

Fixed charges:
Interest expense, including amortization of financing costs	21,771	32,240		41,581	42,414		52,513
Capitalized interest	321	168		574	2,286		710

Fixed charges	$22,092	$32,408		$42,155	$44,700		$53,223

Ratio of Earnings to Fixed Charges	2.9x	N/A(1)		2.5x	1.3x	(4)	2.3x

Pro Forma Ratios of Earnings to Fixed Charges (2)	Year Ended December 31, 2014
(in thousands)
Pro forma income from continuing operations before income taxes	$45,975
Equity investee losses (earnings)	—
45,975
Pro forma fixed charges, excluding capitalized amounts:
Interest expense, including amortization of financing costs	17,022
Pro forma earnings as defined	62,997

Pro forma fixed charges:
Interest expense, including amortization of financing costs	17,022
Capitalized interest	321

Pro forma interest expense, including amortization of financing costs	$17,343

Pro forma Ratio of Earnings to Fixed Charges	3.6x

(1)	For the year ended December 31, 2013, fixed charges exceeded earnings by approximately $48.7 million, resulting in a ratio of less than one.

(2)	Using an effective interest rate for the Private Notes of 2.1%.

(3)	Includes pre-tax charges of $89.0 million related to impairment of goodwill and other intangible assets and $18.5 million related to the loss on early debt redemption and refinancing.

(4)	Includes pre-tax charges of $48.6 million related to impairment of goodwill and other intangible assets and $7.5 million related to the loss on early debt redemption and refinancing.